OLD SECOND BANCORP INC.

Traded: NASDAQ National Market System
Symbol: OSBC

For Immediate Release
July 12, 2002

For additional information contact:
Doug Cheatham, Sr. Vice President and CFO
(630) 906-5484

Old Second Bancorp, Inc. earned $4,793,000, or 64 cents per share, in the second quarter of 2002, a 14% increase in earnings per share over the second quarter of 2001. During the six months ended June 30, the company earned $9,772,000, or $1.31 per share, a 28% increase in earnings per share over the first half of 2001.

Growth trends continued through the second quarter. Total loans increased from $895.5 million as of December 31, 2001, to $963.6 million as of June 30, 2002, an increase of 7.6% in the six-month period.  This represented an increase of $173.3 million, or 21.9% from $790.3 million at the end of the second quarter of 2001.  At the same time, deposits increased from $1.09 billion as of December 31, 2001 to $1.28 billion, an increase of $193.3 million, or 17.7%, in the six-month period.

The net interest margin was 4.51% in the first half of 2002 compared to 4.25% one year earlier. The margin was 4.45% in the second quarter compared to 4.28% in the second quarter of 2001. Continued loan growth and declining cost of funds have enhanced the net interest margin.

Management, along with other financial institutions, shares a concern for the strength of the economy. Should the economic climate deteriorate, borrowers may experience difficulty and the level of non-performing loans, charge-offs and delinquencies could rise. Net charge-offs during the first half of 2002 were $1,000 compared to $132,000 in the first half of 2001. Non-performing assets increased to $4,875,000 from $3,331,000 at year-end 2001.  The Company’s provision for loan losses during the first half was increased to $1,605,000 from $1,270,000 during the first half of 2001.

Old Second Bancorp, Inc. currently has nineteen banking locations and five mortgage banking offices located in Kane, Kendall, DeKalb, DuPage, Lake, LaSalle, and Winnebago counties in Illinois.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

###

Old Second Bancorp, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands except share and per share data)

					Twelve Months
	Quarter Ended		Six Months Ended		Ended
	June 30,		June 30,		December 31,
	2002	2001	2002	2001	2001
Income Statement:
Net interest income	$14,038	$11,993	$27,808	$23,121	$49,501
Provision for loan losses	775	690	1,605	1,270	3,840
Non-interest income	5,353	5,306	10,936	10,237	22,301
Non-interest expense	11,347	9,997	22,303	20,020	41,476
Income Taxes	2,476	2,303	5,064	4,127	9,263
Net income	4,793	4,309	9,772	7,941	17,223

End of Period Balances:
Loans, net of unearned income	$963,627	$790,272	$963,627	$790,272	$895,455
Deposits	1,284,157	1,072,540	1,284,157	1,072,540	1,090,816
Stockholders’ equity	125,974	119,327	125,974	119,327	124,946
Total earning assets	1,398,889	1,212,498	1,398,889	1,212,498	1,264,344
Total assets	1,477,327	1,285,942	1,477,327	1,285,942	1,333,348

Average Balances:
Loans, net of unearned income	$938,196	$767,903	$920,355	$754,828	$794,147
Deposits	1,190,560	1,040,724	1,152,789	1,021,944	1,057,428
Stockholders’ equity	125,227	118,837	124,928	117,398	119,382
Total earning assets	1,304,236	1,162,951	1,279,534	1,136,467	1,180,869
Total assets	1,371,045	1,225,865	1,345,611	1,198,670	1,243,903

Per Share Data:
Basic earnings per share	$0.64	$0.56	$1.31	$1.02	$2.24
Diluted earnings per share	$0.64	$0.56	$1.30	$1.02	$2.23
Dividends declared per share	$0.20	$0.15	$0.35	$0.26	$0.56
Book value per share	$17.02	$15.56	$17.02	$15.56	$16.42
Tangible book value per share	$16.51	$15.00	$16.51	$15.00	$15.91
Average number of shares outstanding	7,440,139	7,734,587	7,483,030	7,757,372	7,695,225
Ending number of shares outstanding	7,403,605	7,670,125	7,403,605	7,670,125	7,607,592

Profitability Ratios (annualized):
Return on average assets	1.40%	1.41%	1.46%	1.34%	1.38%
Return on average equity	15.35%	14.54%	15.77%	13.64%	14.43%
Net interest margin (tax equivalent)	4.45%	4.28%	4.51%	4.25%	4.33%

Asset Quality:
Nonperforming assets	$4,875	$1,881	$4,875	$1,881	$3,331
Net charge offs (recoveries)	(146)	83	1	132	1,217
Allowance for loan losses	13,917	10,828	13,917	10,828	12,313
Allowance for loan losses to loans	1.44%	1.37%	1.44%	1.37%	1.38%